                                                                EXHIBIT 10.2



                              AMENDED AND RESTATED
                       COLLECTION DATE FACTORING AGREEMENT

This Amended and Restated Collection Date Factoring Agreement (this "AGREEMENT"), dated and effective as of the Effective Date, is entered into between HELLER FINANCIAL, INC. ("HELLER"), with offices at 505 N. Brand Boulevard, Glendale, CA 91203, Telecopy No: (818) 409-1846, and THE SIRENA APPAREL GROUP, INC. ("CLIENT"), whose address is 10333 Vacco Street, South El Monte, California 91733, Telecopy No. (818) 442-2280, and will constitute the terms upon which Heller will act as the sole factor of Client.

This Agreement shall amend and restate in its entirety that certain Factoring, Credit and Security Agreement dated August 19, 1994 by and between Heller and Client, as amended from time to time, and the security interests created thereunder, and the perfection thereof, shall continue in full force and effect. Capitalized terms used herein will have the meanings assigned to such terms in
Section 12 of this Agreement.

SECTION 1.  SALE AND APPROVAL OF ACCOUNTS

1.1 Client does hereby sell, assign and transfer to Heller, and Heller hereby agrees to purchase, certain of Client's Accounts, with full power to Heller to collect and otherwise deal with such Accounts as the sole and exclusive owner thereof.

1.2 (a) Client will submit for Heller's credit approval the credit requirements of Client's customers, a description of Client's normal selling terms and such other information as Heller requests concerning Client's customers. Heller may, in Heller's sole credit judgment, establish credit lines for sales to Client's customers on Client's normal selling terms or on other selling terms approved by Heller by Written Notice. Client may also submit for Heller's credit approval specific orders from Client's customers and Heller may, in Heller's sole credit judgment, approve such orders on a single order credit approval basis. All of Heller's credit approvals will be delivered to Client by Written Notice and/or Transmission.

           (b) Heller may amend or withdraw a credit line or single order credit approval at any time prior to Delivery by notifying Client verbally and/or by Written Notice or Transmission. A single order credit approval will be automatically withdrawn: (i) in the event Delivery is not made on or prior to the expiration date indicated on the single order credit confirmation form Heller sends to Client by Written Notice or Transmission; or (ii) in the event any change is made in any of the terms of the Account without Heller's prior approval by Written Notice or Transmission.

           (c) Heller will have no liability to Client or to any customer for Heller's refusal to credit approve an Account or Heller's withdrawal or amendment of a credit approval.

1.3 Heller will assume the Credit Risk on all Approved Accounts. Heller will have full recourse to Client for all Non-Approved Accounts.

1.4 In the event that monies are at any time owing by a customer for both Approved Accounts and Non-Approved Accounts, any amount when paid by or credited to the customer will be applied as follows:

           (a) If Heller issued single order approvals, all amounts paid by or credited to the customer will be deemed applied first to Approved Accounts.


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           (b) If Heller established a credit line for such customer and if the credit line was in force at the time amounts were received from or credited to the customer, such amounts will be deemed applied first to Non-Approved Accounts. If the credit line is canceled, any amount thereafter received or credited will be deemed applied first to Approved Accounts.

1.5 So long as any credit approval to any particular customer remains outstanding, all Accounts to such customer, whether or not Approved Accounts, will be assigned to Heller

1.6 If a bankruptcy or insolvency proceeding is instituted by or against a customer and if Heller agrees by Written Notice to Client to make a claim in such proceeding for Non-Approved Accounts, all amounts distributed to Heller in such proceeding will be shared pro rata between Approved Accounts and Non-Approved Accounts.

SECTION 2.  PAYMENT AND FEES

2.1 As payment for an Account, (a) the Collected Amount of the Purchase Price of an Account will be credited to Client's account on the first Monday after the Collection Date and (b) if an Approved Account which remains partially or fully unpaid solely as a result of the financial inability of the customer thereon to pay such Approved Account and if such Account is not subject to a Dispute, the Purchase Price of such Approved Account less any Collected Amounts previously credited to Client's account with respect to such Approved Account will be credited to Client's account on the first Monday after the Approved Payment Date for such Approved Account. The payments, when credited to Client's account, shall first be applied to all interest and other amounts due Heller hereunder.

2.2 At the time Heller purchases an Account, Heller will charge Client's account with a factoring commission of 0.625% of the Net Amount of the Account in the first Contract Year, and 0.60% of the Net Amount of the Account in the second Contract Year and thereafter. On Accounts bearing payment terms in excess of sixty (60) days, the factoring commission will be increased by one quarter of one percent (0.25%) for each thirty (30) days or part thereof that the stated terms exceed sixty (60) days and on credit approved High Risk Accounts, the factoring commission will be increased by the Standard Surcharge.

2.3 During each Contract Year Client agrees to pay Heller factoring commissions of at least the amounts set forth below ("MINIMUM ANNUAL COMMISSION"). If during any Quarter of a Contract Year the aggregate of factoring commissions paid by Client is less than the respective amount set forth below ("MINIMUM QUARTERLY COMMISSION"), then Client will pay to Heller, or Heller may charge Client's account with, an amount equal to the difference between the Minimum Quarterly Commission and the factoring commissions actually paid during that Quarter ("DEFICIENCY CHARGE"). If at the end of any Quarter Client exceeds the Minimum Annual Commission, the Minimum Quarterly Commission will be waived for the remainder of the Contract Year, and any Deficiency Charges paid during such Contract Year that are not required to attain the Minimum Annual Commission will be credited to Client's account. If Client terminates this Agreement at any time during a Contract Year or if Heller terminates this Agreement at any time during a Contract Year upon the occurrence of an Event of Default, Client will nevertheless remain obligated to pay the Minimum Annual Commission for such Contract Year.

                                               MINIMUM ANNUAL           MINIMUM QUARTERLY
                    PERIOD                       COMMISSION                 COMMISSION
                    ------                       ----------                 ----------
          First Contract Year                     $375,000                   $ 93,750
          Second Contract Year                    $480,000                   $120,000


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
          Third  Contract Year and each
          Contract Year thereafter                $600,000                   $150,000

2.4        Client will pay to Heller or Heller may charge Client's account with
           (i) wire transfer fees on all wire transfers; (ii) all data transmission telephone charges relating to Transmissions; (iii) exchanges on checks, charges for returned items and all other bank charges; (iv) all Costs; (v) all other amounts owing by Client to Heller under the Agreement; and (vi) all other Obligations. Client will also pay to Heller or Heller may charge Client's account with the sum of $25,000.00 for Heller's efforts and services in connection with the negotiation, preparation and conclusion of this Agreement.

SECTION 3.  INTEREST AND COLLECTION CLEARANCE CHARGE

3.1 Client will pay Heller interest on all Obligations, except those specifying a different rate, from the date incurred through the date paid. Interest will be calculated daily at a rate per annum equal to 2% plus the Base Rate (the "INTEREST RATE") and will be charged to Client's account monthly at the end of each month. Any publicly announced decrease or increase in the Base Rate will result in an adjustment to the Interest Rate on the next Business Day. After the occurrence of an Event of Default and for so long as such Event of Default continues, all the Obligations will, at Heller's option, bear interest at a rate per annum equal to three percent (3.0%) plus the Interest Rate. Interest will be calculated on the basis of a 360-day year for the actual number of days elapsed. In no event will the total amount of interest received by Heller pursuant to the terms of this Agreement exceed the maximum rate permitted by applicable law and in the event excess interest is determined by a court of competent jurisdiction to have been paid by Client to Heller, such excess interest will be applied as a credit against the outstanding Obligations and Client will not have any action against Heller for any damages arising out of the payment or collection of such excess interest.

3.2 To allow for collection clearance on all checks and other payments remitted by Client's customers, Client will, in addition to interest, pay Heller each month a collection clearance charge based on four (4) business days for that month's collections at the Interest Rate. Heller will charge Client's account at the end of each month for the collection clearance charge.

3.3 If funds remain with Heller past the first Monday after the Payment Date, and there are no outstanding Obligations ("matured funds"), Heller will credit Client's account with interest on such matured funds at the rate per annum equal to the Base Rate minus three percent (3.0%).

3.4 If an Account or any payment is charged back to Client after the first Monday after the Payment Date, Client will pay Heller interest at the Interest Rate on the Net Amount of such Account or on such payment from the Payment Date to the charge back date.

SECTION 4.  REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 Client represents, warrants and covenants as to each Account that, at the time of its sale and assignment to Heller, the Account is a valid, bona fide account, representing an undisputed indebtedness incurred by the named customer for goods actually sold and delivered or for services completely rendered; the Account is payable in United States dollars; there are no setoffs, offsets, counterclaims or other defenses, genuine or otherwise, to the payment or collection of the Account; the Account does not represent a sale to any of Client's subsidiaries, affiliates, directors, officers, agents, stockholders, or employees, or a consignment sale, guaranteed sale, or bill and hold transaction, or a cash on delivery


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           sale; no agreement exists permitting any deduction or discount (other than the discount stated on the invoice); Client is the lawful owner of the Account and has the right to sell and assign the same to Heller; the Account is free of all security interests, liens and encumbrances (including tax liens) other than those in favor of Heller and those in favor of Foothill Capital Corporation, and the Account is due and payable in accordance with its terms.

4.2 Client will not grant or suffer to exist in favor of any party other than Heller any lien upon or security interest in Client's inventory, other than the liens of Foothill Capital Corporation.

4.3 Client is a solvent corporation, duly incorporated and in good standing under the laws of the State of Delaware and qualified in all States where such qualification is required; the execution, delivery and performance of this Agreement have been duly authorized and are not in contravention of any applicable law, Client's corporate charter or by-laws or any agreement or order by which Client is bound; Client is not, to the best of Client's knowledge, in violation of any law, ordinance, rule, regulation, order or other requirement of any government or any instrumentality or agency thereof.

4.4 Client will not change Client's corporate name or the location of Client's office or open any new offices without giving Heller at least thirty (30) days prior Written Notice. At the present time, Client carries on business only at the above address and the addresses set forth below.

               3631 Union Pacific Avenue, Los Angeles, Ca 90023
               10333 Vacco Street, South El Monte, Ca
               1554 Santa Anita Avenue, South El Monte, Ca
               1411 Broadway , New York, New York
               350 North Orleans Street, Chicago, Illinois
               110 East Ninth Street, Los Angeles, Ca
               777 N.W. 72Nd Street, Miami, Fla
               2300 Stemmons Freeway, Dallas, Tx

4.5 All books and records pertaining to the Accounts or to any inventory owned by Client will be maintained solely and exclusively at the above address or the addresses listed in Section 4.4 hereof and no such books and records will be moved or transferred without giving Heller thirty (30) days prior Written Notice.

4.6 After Heller's request, Client will hold all returned, replevined or reclaimed goods relating to Accounts coming into Client's possession in trust for Heller and all such goods will be segregated and identified as held in trust for Heller's benefit and Client will, at Heller's request, and at Client's expense, deliver such goods to such place or places as Heller may designate.

4.7 The trade names or styles set forth below are the only trade names or styles under which Client transacts business or has transacted business during the last five (5) years; Accounts sold to Heller hereunder and represented by invoices bearing such trade names or styles are wholly owned by Client; the undertakings, representations and warranties made in connection therewith will be identical to and of the same force and effect as those made with respect to invoices bearing Client's corporate name; Client's use of any trade names or styles is in compliance with all laws regarding the use of such trade names or styles. Client will give Heller thirty (30) days prior Written Notice of the change of any trade name or style or Client's use of any new trade name or style.

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                            Sirena                          Jezebel
                          Sirena Kids               Liz Claiborne Swimwear
                      Anne Klein Swimwear                 Look & Sea
                    Body Jewels by Jezebel              Rose Marie Reid
                           Hang Ten                   Renee of Hollywood
                           Hot Water                      WearAbouts

           Client hereby assigns, transfers, and conveys to Heller, effective upon the occurrence of any Event of Default hereunder, the non-exclusive right and license to use all trade names, marks and styles owned or used by Client together with any goodwill associated therewith, all to the extent necessary to enable Heller to realize on any assets of Client in which Client has granted Heller a security interest. Such right and license is granted free of charge without requirement that any monetary payment whatsoever be made to Client or any third party by Heller.

4.8 Client may, in the ordinary course of business, issue, grant or allow discounts, credits and allowances on Accounts to customers and accept returns until Heller notifies Client to the contrary by Written Notice or Transmission. Such discounts, credits or allowances once issued may be claimed only by the customer. Client will promptly issue and assign to Heller all full invoice credit memos and promptly notify Heller of any other credit memos.

4.9 To the best of Client's knowledge, (a) there are no judgments outstanding against or affecting Client, its officers, directors or affiliates or any of Client's property, (b) there are no actions, charges, claims, demands, suits, proceedings, or governmental investigations now pending or threatened against Client or any of Client's property, and (c) none of Client's inventory has been produced in violation of the Fair Labor Standards Act or any similar law, nor imported in violation of any United States customs regulation.

4.10 Client agrees that no provision in this Agreement and no course of dealing between the parties shall be deemed to create any fiduciary duty by Heller to Client. Client agrees that neither Heller nor any of Heller's affiliates, officers, directors, shareholders, employees, attorneys, or agents shall have any liability with respect to, and Client hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by Client in connection with, arising out of, or in any way related to this Agreement or any of the transactions contemplated by this Agreement.

4.11 Client has made an assessment of the microchip and computer-based systems and the software used in its business and based upon such assessment believes that it will be "Year 2000 Compliant" by January 1, 2000. For purposes of this paragraph, "Year 2000 Compliant" means that all software, embedded microchips and other processing capabilities utilized by, and material to the business operations or financial condition of Client are able to interpret, store, transmit, receive and manipulate data involving all calendar dates correctly and without causing any abnormal ending scenarios in relation to dates in and after the Year 2000. From time to time, at the request of Heller, Client shall provide to Heller such updated information as is requested regarding the status of its efforts to become Year 2000 Compliant.

SECTION 5.  DISPUTES, CHARGEBACKS AND RESERVES

           5.1 With respect to any Account, upon the occurrence of a breach of any of the representations or warranties contained in Section 4.1, or upon the assertion by a customer of a Dispute, such Account may, at Heller's option, be charged back to Client. In the event Client does


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           not, within fifteen (15) days of Heller's request, deliver to Heller a copy of the invoice and such other information as Heller requests relating to an Account with respect to which information was transmitted to Heller through Transmission, Heller will have the right to charge back such Account to Client.

5.2 Client will promptly notify Heller, by Written Notice, in the event that a customer alleges any Dispute, or returns or desires to return any goods purchased from Client relating to an Account. After an Event of Default, Heller may but is not obligated to settle, compromise, adjust or litigate all such Disputes or returns upon such terms as Heller deems advisable. If an unadjusted Dispute delays the payment of any Approved Account when due, Heller will have the right to charge back to Client that Account.

5.3 Client will supply customers, in the format required by customers, with all forms, documents, certificates, etc. that customer requires to process the Account for payment. If Heller notifies Client verbally and/or by Written Notice or Transmission that a customer which only accepts invoices for payment from Client through Transmission is requesting that Client review its invoice data for correctness and re-transmit invoices by Transmission and if after thirty (30) days from the date of such Notice such invoices remain unposted to such customer's records, Heller will place the Accounts evidenced by such invoices in Dispute.

5.4 Heller may, at Heller's option, charge back to Client all amounts owing on Non-Approved Accounts which are not paid when due.

5.5 Client will pay Heller, or Heller may charge Client's account with, the amount of any payment which Heller receives with respect to a Non-Approved Account if such payment is subsequently disgorged by Heller, whether as a result of any proceeding in bankruptcy or otherwise.

5.6 Client shall purchase promptly all Accounts charged back by Heller, provided, however, that until payment by Client to Heller of all monies due with respect to such charged back Account, title thereto shall remain with Heller. At such time as Client shall pay to Heller all monies due with respect to such charged back account, title shall pass to Client subject, however, to Heller's security interest therein. Client agrees to indemnify and save Heller harmless from and against any and all loss, costs and expenses caused by or arising out of disputed Accounts, including, but not limited to, collection expenses and attorney's fees incurred with respect thereto.

5.7 Heller may maintain such reserves as Heller, in Heller's sole discretion, deems advisable as security for the payment and performance of the Obligations, including, without limitation, reserves for the amount of any Account which is subject to a Dispute.

SECTION 6.  ADMINISTRATION

           6.1 Client will, from time to time, (i) execute and deliver to Heller confirmatory schedules of Accounts assigned to Heller (each an "ASSIGNMENT SCHEDULE"), together with one copy of each invoice, acceptable evidence of shipment and such other documentation and proofs of delivery as Heller may require or (ii) transmit to Heller by Transmission information concerning Accounts in a format acceptable to Heller and, upon Heller's request, deliver to Heller copies of invoices, acceptable evidence of shipment and such other documentation and proofs of delivery as Heller may require relating to Accounts so transmitted. Client will not deliver Assignment Schedules in connection with Transmissions, but Client acknowledges and agrees that every invoice transmitted to Heller by Transmission will be


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           deemed to have been sent pursuant to the terms and conditions of an
           Assignment Schedule. Each invoice relating to an Account and all copies and Transmissions thereof will bear a notice, in form satisfactory to Heller, that the Account has been sold and assigned to and is payable only to Heller. Client agrees that Client will not change such notice on invoices and will not direct its customers to pay Client or any third party amounts due under invoices. Client agrees to prepare and mail (or when required, send by Transmission) all invoices relating to Accounts, but Heller may do so at Heller's option. Client agrees to execute and deliver to Heller such further instruments of assignment, financing statements and instruments of further assurance as Heller may reasonably require. Client authorizes Heller to execute on Client's behalf and file such UCC financing statements as Heller may deem necessary in order to perfect and maintain the security interests granted by Client in accordance with this Agreement. Client further agrees that Heller may file this Agreement or a copy thereof as such UCC financing statement.

6.2 If any remittances are made directly to Client or Client's employees or agents, Client will act as trustee of an express trust for Heller's benefit, hold the same as Heller's property and deliver the same to Heller forthwith in kind. Heller and/or such designee as Heller may from time to time appoint are hereby appointed Client's attorney-in-fact to endorse Client's name on any and all checks or other forms of remittances received by Heller where such endorsement is required to effect collection and to transmit notices to customers, in Client's or Heller's name, that amounts owing by them have been assigned and are payable directly to Heller; this power, being coupled with an interest, is irrevocable.

6.3 Client shall permit Heller and any representatives designated by Heller to visit and inspect any of the properties of Client, including its financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances, and business with its officers at such times during normal business hours and as often as Heller requests. Heller may, at any time after the occurrence of an Event of Default, remove from Client's premises all such records, files and books relating to Accounts.

6.4 If Heller determines that the credit standing of a customer has deteriorated after Heller has assumed the Credit Risk on an Account, Client will, at Heller's request, exercise such rights as Client may have to reclaim or stop the goods in transit, and Client hereby grants to Heller the right to take such steps in Client's or Heller's name.

6.5 Heller will render a monthly statement of account to Client within twenty (20) days after the end of each month. Such statement of account will constitute an account stated and Client agrees to be bound by the contents thereof unless Client makes objection thereto by Written Notice within one hundred eighty (180) days from the date such statement is rendered to Client.

6.6 Client will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Client will promptly furnish Heller with such statements prepared by or for Client showing Client's financial condition and the results of Client's operations as Heller requests verbally or by Written Notice. Client authorizes Heller to communicate directly with Client's independent certified public accountants and authorizes such accountants to discuss Client's financial condition and financial statements directly with Heller.

6.7 Client authorizes Heller to disclose such information as Heller deems appropriate to persons making credit inquiries about Client.

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

6.8 Heller will maintain a High Risk Accounts list which shall designate all customers that are subject to a surcharge and the amount of such surcharge. A current copy of the list will be available to Client at any time upon request; however, the list is subject to change at any time. All single order approvals on high risk customers will specify "subject to surcharge".

SECTION 7.  COLLATERAL SECURITY

As collateral security for all Obligations, Client hereby assigns and grants to Heller a continuing security interest in all of the following property, whether now owned by Client or hereafter created or acquired by Client or arising in Client's favor: (i) Accounts other than Non-Factored Accounts; (ii) monies, securities and other property now or hereafter held or received by, or in transit to Heller from or for Client, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all of Client's deposits, reserves, and credit balances in Heller's possession; (iii) books, records and other property at any time evidencing or relating to any of the foregoing property; and (iv) proceeds of any of the foregoing property including, without limitation, the proceeds of any insurance policies covering any of the foregoing property. Recourse to the collateral security herein provided will not be required, and Client will at all times remain liable for the payment and performance of the Obligations upon demand by Heller.

SECTION 8.  EVENTS OF DEFAULT

The occurrence of any of the following acts or events will constitute an Event of Default: (a) if Client fails to make payment of any of the Obligations when due; (b) if Client fails to make any remittance required by this Agreement; (c) if Client commits any breach of any of the terms, representations, warranties, covenants, conditions or provisions of this Agreement, or of any present or future supplement or amendment hereto or of any other agreement between Heller and Client; (d) if Client becomes insolvent or unable to meet Client's debts as they mature; (e) if Client fails to pay when due any material obligations or liabilities owing by Client to any person or entity (including without limitation, any United States and state taxes); (f) if Client delivers to Heller a false financial statement or if any representation, warranty, certification, or other statement made by Client to Heller is false in any material respect when made; (g) if Client calls, or has called by a third party, a meeting of creditors; (h) if any bankruptcy proceeding, insolvency arrangement or similar proceeding is commenced by or against Client; (i) if Client suspends or discontinues doing business for any reason; (j) if a receiver or trustee of any kind is appointed for Client or any of Client's property; (k) if any guarantor of Client's Obligations dies or becomes insolvent or has commenced by or against such guarantor any bankruptcy proceeding, insolvency arrangement or similar proceeding; (l) if any guaranty of Client's Obligations is terminated or any guarantor alleges that the guaranty is unenforceable, or if there is a default under any such guaranty; (m) if there shall be a change in the beneficial ownership and control, directly or indirectly, of the majority of the outstanding voting securities or other interests entitled (without regard to the occurrence of any contingency) to elect or appoint members of the board of directors or other managing body of Client; (n) if a notice of lien, money judgment, levy, assessment, seizure or writ, or warrant of attachment is entered or filed against Client or with respect to the Accounts or any other collateral in which Client has granted Heller a security interest in an amount in excess of $500,000; or (o) if Client sells, leases, transfers or otherwise disposes of all or substantially all of Client's property or assets, or consolidates with or merges into or with any corporation or entity.

Client shall have the following cure periods for the following Events of
Default:

        (8.1) Client shall have a cure period of five days from the applicable due date for payment or remittance under subparts (a) and (b) above.
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

           (8.2) Client shall have a cure period of sixty days from the commencement of any meeting or proceeding under subpart
                      (g) to the extent the meeting was not called by Client,
                      (h) to the extent Client did not commence the proceeding, and (k) to the extent such guarantor did not commence the proceeding.

If Client fails to cure or have cured an Event of Default for which there is a cure period within the applicable cure period, Heller will have the right to terminate this Agreement and all other arrangements existing between Client and Heller forthwith and without notice, and the Obligations will mature and become immediately due and payable and Heller will have the right to withhold any further payments to Client until all Obligations have been paid in full. In addition Heller will have all of the rights of a secured party under the UCC, including, without limitation, the right to take possession of any collateral in which Heller has a security interest and to dispose of same at public or private sale and Client will be liable for any deficiency. Heller will not be required to proceed against any collateral but may proceed against Client directly.

If either party to this Agreement shall bring any action for any relief against the other, declaratory or otherwise, arising out of this Agreement, the losing party shall pay to the prevailing party a reasonable sum for attorney fees incurred in bringing such suit and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment. For the purposes of this section, attorney fees shall include, without limitation, fees incurred in the following: (1) postjudgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation.

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SECTION 9.  TERM AND TERMINATION

This Agreement will continue in force and effect for an original term of three
(3) years from the Effective Date and from year to year thereafter, but may be terminated at the end of the original term or at the end of any subsequent one year term by either Heller or Client giving the other party not less than sixty
(60) days prior Written Notice thereof; provided, however, that Client will not terminate this Agreement so long as Client is indebted or obligated to Heller in connection with any other agreements between Heller and Client.

Notwithstanding any such Written Notice of termination, Client's and Heller's respective rights and obligations arising out of transactions having their inception prior to the date of termination of this Agreement will not be affected by the termination of this Agreement and all terms, provisions and conditions hereof, including but not limited to, the security interests hereinabove granted to Heller (including Heller's security interest in Accounts arising, acquired or created after the date of termination of this Agreement), will continue in full force and effect until all Obligations have been paid in full. All of the representations, warranties, indemnities and covenants made by Client herein (including without limitation the undertaking set forth in Section
5.5 hereof) will survive the termination of this Agreement.

SECTION 10.  MODIFICATIONS, WAIVERS, NOTICES AND MISCELLANEOUS PROVISIONS

This Agreement embodies the entire agreement among the parties hereto and supersedes all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. This Agreement will be binding upon Client's and Heller's respective successors and assigns, but may not be assigned by Client without Heller's prior written consent. No delay or failure on Heller's part in exercising any right, privilege, or option hereunder will operate as a waiver thereof or of any other right, privilege or option. No waiver whatsoever will be valid unless in a Written Notice, signed by Heller, and then only to the extent therein set forth. If any term or provision of this Agreement is held invalid under any statute, rule or regulation of any jurisdiction competent to make such a decision, the remaining terms and provisions will not be affected, but will remain in full force and effect.

Any Written Notice to be given under this Agreement will be in writing addressed to the respective party as set forth in the heading to this Agreement (or such other address as may have been designated in a Written Notice) and will be personally served, telecopied or sent by overnight courier service or United States mail and will be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Los Angeles time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

Heller conducts business under California Finance Lender License number
603-2495.

SECTION 11.  GOVERNING LAW, VENUE AND WAIVER OF JURY

APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.


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CONSENT TO JURISDICTION. CLIENT HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE
OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA AND IRREVOCABLY AGREES THAT, SUBJECT TO HELLER'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. CLIENT EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. CLIENT HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON CLIENT BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO CLIENT, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

WAIVER OF JURY TRIAL. CLIENT AND HELLER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. CLIENT AND HELLER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. CLIENT AND HELLER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

SECTION 12.  DEFINITIONS

"Accounts" -- All presently existing or outstanding and all hereafter created or acquired accounts (as that term is defined in the UCC) and all contract rights, documents, notes, drafts, instruments and other forms of obligations owed to or owned by Client arising or resulting from the sale of goods or the rendering of services by Client, all general intangibles relating thereto, all proceeds thereof, all guaranties and security therefor, and all goods and rights represented thereby or arising therefrom, including, but not limited to, returned, reclaimed and repossessed goods and the rights of stoppage in transit, replevin and reclamation.

"Approved Account" -- An Account representing a sale to a customer within the credit line established for such customer on Client's normal selling terms or within the single order credit approval given by Heller for orders from such customer provided that Delivery is completed while the credit line or single order credit approval remains in effect and which has not been charged back to Client.

"Approved Payment Date" -- The date which is one hundred twenty (120) days after the due date for payment of an Approved Account.

"Base Rate" -- The rate of interest publicly announced from time to time by Bank of America National Trust and Savings Association as its Prime, Base or equivalent rate.

"Business Day" -- Any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of Illinois, Pennsylvania, or California or is a day on which banking institutions located in any such state are closed.

"Collected Amount" -- The amount received by Heller from a customer in payment of an Account up to the Net Amount of such Account.

"Collection Date" -- The date on which Heller receives payment of an Account.


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"Contract Year" -- The twelve month period commencing on the Effective Date or any anniversary thereof.

"Costs" -- All costs fees and expenses (including attorney's fees and the allocated costs of internal counsel) incurred by Heller in connection with (i) the creation, negotiation or administration of this Agreement, any related instrument, document or agreement, or any waiver, forbearance, amendment or modification thereof (ii) the perfection, protection, preservation or enforcement of Heller's rights in any collateral in which Heller has been granted a security interest and (iii) all filing fees, filing taxes or search reports.

"Credit Risk" -- The risk that a customer will be financially unable to pay an Account at maturity, provided that the merchandise has been received or services rendered and accepted by the customer without Dispute.

"Delivery" -- The delivery of goods or performance of services in accordance with the terms agreed to in writing between Client and a customer, provided that if no such terms are specified in writing, delivery shall mean delivery of goods or performance of services at the customer's place of business.

"Dispute" -- A dispute or claim, bona fide or otherwise, as to price, terms, quantity, quality, Delivery, or any claim or defense to collection or payment of an Account whatsoever other than the financial inability of a customer to pay the Account.

"Effective Date" -- The date set forth below Heller's signature hereto.

"GAAP" -- Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

"Heller Clients" -- Any persons, corporations, partnerships, companies, associations or entities (other than Client) which have entered into factoring, intercredit or financing agreements with Heller.

"High Risk Accounts" -- the Accounts that are due from customers that are designated by Heller as high credit risk.

"Ledger Debt" -- Indebtedness owing by Client to Heller as a result of Heller's purchases of invoices evidencing sales to Client by Heller Clients.

"Net Amount" -- The gross amount of an Account less the discount offered by Client and taken by Heller at the time Heller purchases such Account.

"Non-Approved Account" -- (a) An Account with respect to which Heller has not issued a credit approval or has subsequently withdrawn a credit approval or (b) an Approved Account that has been charged back to Client.

"Non-Factored Account"-- all Accounts that are not purchased by Heller pursuant to this Agreement.

"Obligations" -- All loans, debts, liabilities, obligations, covenants and duties owing by Client to Heller, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including, without limitation, Ledger Debt and indebtedness arising under any guaranty made by Client for Heller's benefit or issued by Heller on Client's behalf.

"Payment Date" -- The Collection Date or the Approved Payment Date as applicable.


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"Purchase Price" -- An amount equal to the Net Amount of an Account, less factoring commissions, credits (including, without limitation, merchandise returns and credit memos), charge backs, allowances, and all other fees and charges provided hereunder.

"Standard Surcharge" -- the surcharge rate designated on the High Risk Accounts list.

"Transmission" -- Transmission through Heller's proprietary system or through Electronic Data Interchange.

"UCC" -- The Uniform Commercial Code as in effect on the date hereof in the State of California, as amended from time to time, and any successor statute.

"Written Notice" -- Notice given in writing in accordance with Section 10 of this Agreement.

In Witness Whereof, the undersigned have caused this agreement to be executed and delivered by their thereunto duly authorized officers as of the Effective Date.

HELLER FINANCIAL, INC.                           THE SIRENA APPAREL GROUP, INC.

By: /s/ D. E. PLANEAUX                           By: /s/ RICHARD GERHART
    -------------------------------                  ---------------------------
Name: D. E. Planeaux                             Name: Richard Gerhart
Title: S.V.P.                                    Title: CFO


Effective Date:  April 22, 1999

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